EXHIBIT 10.13

June 13, 2019
Jon Michael Adinolfi
949 W. Padonia Road
Cockeysville, MD 21030

Re: Offer Letter
Dear Jon Michael:
We are pleased to offer you a position with The Hillman Group, Inc. (“Hillman” or the “Company”) as the Divisional President of Hillman US, reporting to the Company’s President and Chief Executive Officer (“Chief Executive Officer”). You will be based at the Company’s corporate headquarters in Cincinnati, Ohio.
In accordance with our discussions, set forth below are the terms and conditions of your employment. This letter, and the exhibits attached hereto, when signed by you, will constitute your employment agreement with the Company (this “Agreement”).
1.Start Date. We look forward to a start date of July 15, 2019 (the “Start Date”). Your employment with the Company shall be on an at-will basis. The terms of your employment hereunder shall be governed by the laws of the State of Ohio.
2.    Time Commitment to Duties. You shall devote all of your business time to the proper and efficient performance of services under this Agreement.
3.    Base Salary. Your initial Base Salary shall be at the rate of $400,000 per annum, commencing as of the Start Date. Your Base Salary may be increased from time to time by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).
4.    Annual Performance Bonus.
(a)Amount. For each complete calendar year of your employment, you shall have the opportunity to earn an annual bonus (the “Annual Performance Bonus”) pursuant to the terms of a performance-based bonus plan. The bonus plan will provide for performance-based targets to be agreed to annually by the Chief Executive Officer and the Board. If 100% of such bonus targets are met in a year, you shall be entitled to a bonus equal to 50% of your Base Salary for that year. If the Company and its subsidiaries perform at a level in excess of 100% of the bonus targets, you shall be entitled to a higher amount of bonus compensation up to a maximum of 100% of your Base Salary for that year in accordance with the bonus plan. You shall be entitled to bonus compensation in a reduced amount if the Company and its subsidiaries perform at a level that is less than 100% of the bonus targets but in excess of a minimum level established by the Board. For the 2019 calendar year, your Annual Performance Bonus will be determined based on a complete calendar year.
(b)Payment. The amount of any Annual Performance Bonus in respect of a calendar year shall be paid to you in a lump sum payment at the same time that other members of senior management receive annual bonuses generally which shall be as soon as reasonably practicable after the Company’s audited financial statements for such year are finalized, subject to your continued employment through the payment date (except as otherwise provided in Section 10 hereof).
5.    Benefits. You shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time. In addition, you shall be eligible to participate in the Company’s deferred compensation plan and the executive supplemental long term disability plan and you shall receive a company car or car allowance not to exceed $700 per month.
6.    Business Expenses. You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
7.    Relocation Expenses. You will be reimbursed for expenses outlined below related to your transition and relocation to Cincinnati subject to applicable withholding taxes and further subject to your continued employment through July 15, 2020 unless terminated without Cause as defined in Section 10(b). This reimbursement would include the real estate commissions on the sale of your current home, closing fees associated with the purchase of a home in the Cincinnati area, two house hunting trips for your family and fees charged by professional movers. In addition, prior to your relocation, you will be reimbursed for commutation expenses (airfare, hotel/apartment, etc.) as approved by the Chief Executive Officer.
8.    Vacation. You shall be entitled to participate in The Hillman Group Flexible Time-Off Policy.
9.    Equity Participation.
(a)You will be eligible to participate in the HMAN Group Holdings, Inc. 2014 Equity Incentive Plan (the “Equity Plan”), subject to the terms of the Equity Plan, the Restricted Stock Award Agreement (the “Restricted Stock Award Agreement”), the Nonqualified Stock Option Award Agreement (the “Option Award Agreement”), and the terms of the Shareholders Agreement (the “Shareholders Agreement”) (all attached hereto). Capitalized terms used but not otherwise defined in this Section 9 shall have the meanings ascribed thereto in the Shareholders Agreement, Equity Plan, Restricted Stock Award Agreement, and Option Award Agreement.
(b)On the Start Date, you will be granted 2,143 shares of restricted stock currently valued at $3.0 million based on a fair market value of $1,400 per share. The restricted stock grant will vest as follows: (a) twenty-five percent (25%) on the completion of your relocation to the Cincinnati area and (b) twenty-five percent (25%) on each of the first, second, and third anniversaries of the Start Date of Grant, each such vesting subject to your continued employment by the Company or a Subsidiary at that time. Upon vesting, except as provided below, your restricted stock will be settled in Shares. In the event of any dividend paid on Shares to stockholders of the Company prior to vesting, you will be entitled to a dividend equivalent payment on your restricted stock in the same amount per Share as is paid to stockholders, which shall be paid as and when the underlying Shares of the restricted stock grant vest.
a.    In consideration of you entering into this Agreement, and as an inducement to join the Company, on the Start Date, Hillman will grant to you 1,200 Nonqualified Stock Options at a strike price of $1,400 per share subject to the terms and conditions of the Shareholders Agreement, the Equity Plan, and the Option Award Agreement which set forth the terms of such award. In consideration of the grant of the Nonqualified Stock Options, you agree to execute the Restrictive Covenant Agreement attached to the Option Award Agreement as Exhibit B.
(c)You recognize that this right to participate in the Equity Plan described herein is an additional benefit that you would not have been entitled to but for the execution of this Agreement.
(d)In consideration of you entering into this Agreement, and as an inducement to join the Company, on the Start Date, Hillman will grant you the right to make an equity investment in $250,000 worth of Common Shares subject to the terms and conditions of the Shareholders Agreement, Subscription Agreement, and the Investment Plan which will set forth the terms of such award.
10.    Termination of Employment.
(a)Termination of Employment. Your employment hereunder may be terminated by either the Company or by you at any time and for any reason; provided that, unless otherwise provided herein or in the event of a termination for “Cause,” either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of your employment. Upon termination of your employment, the Company will pay you, in a lump sum, within thirty (30) days after such termination of employment, (1) any Base Salary earned but not yet paid and (2) the amount of any business expenses incurred by you prior to such termination that were incurred in accordance with the Company’s policies and which have not yet been reimbursed (collectively, (1) and (2) being, the “Unpaid Amounts”).
(b)Severance Upon Termination Without Cause or Resignation With Good Reason. If your employment is terminated by the Company without “Cause,” or if you resign with Good Reason (as such terms are defined in the Shareholders Agreement and the Equity Plan), in addition to the Unpaid Amounts and subject to your compliance with the Restrictive Covenant Agreement referenced in Section 9(c) of this Agreement and your execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective and irrevocable in accordance with its terms within sixty (60) days following the date of termination, you shall be entitled to receive (i) continued Base Salary for one year (twelve months) following the date of termination. Severance is payable in equal installments in accordance with the Company’s normal payroll practices, which shall commence on the date that is sixty (60) days following such termination of employment, provided that, prior to the date the Release has become effective and irrevocable, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to you during the period beginning on the date of termination and ending on the first payment date if no delay had been imposed; and (ii) a prorated portion of the bonus for the year in which termination occurs as determined pursuant to Section 4(a) above (the “Prorated Bonus”). The Prorated Bonus shall be paid in a lump sum as soon as reasonably practicable after the Company’s audited financial statements for such year are finalized but in no event earlier than sixty (60) days following such termination date.
11.    Indemnification. The Company agrees to indemnify you for legal fees and costs that you may incur while defending yourself against any litigation filed by July 15, 2020 in any state or federal court against you personally by Stanley Black & Decker or any of its subsidiary, affiliate or related companies. This indemnification is limited to litigation related to alleged coverage of confidentiality covenants, non-compete covenants and non-solicitation covenants. In the event such action is filed, the Company will maintain complete control of the defense, including the choice of legal counsel and decisions pertaining to settlement. In the event that the Company decides that it is appropriate to settle the matter(s), it shall not decide to any settlement that impacts your employment without first consulting with you and whether you have any better suggestions other than the decided settlement.
12.    Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Notwithstanding the foregoing, the Company may assign this Agreement to any existing or future subsidiary or affiliate of the Company, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof, whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise.
13.    Choice of Law. This Agreement is made in Ohio and shall be construed and interpreted in accordance with the laws of Ohio. Each of the parties hereto agrees to the exclusive jurisdiction of the state and federal courts located in the State of Ohio for any and all actions between the parties. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether involving remedies at law or in equity, shall be adjudicated in

Ohio. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum.
14.    Integration. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior oral and written employment agreements or arrangements between the parties. This Agreement cannot be amended or modified except by a written agreement signed by you and the Company.
15.    Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power or remedy.
16.    Severability. The unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.
17.    Tax Withholding. The Company shall deduct or withhold the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any payment or benefit provided hereunder.
18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original hereof.
19.    Section 409A of the Code. The Company intends for this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with the regulations and guidance promulgated thereunder (collectively “Section 409A”). In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A.
20.    General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity and honesty. You will also be required to comply with the Company’s policies and procedures. Further, your employment is contingent upon successful completion of the Company’s application process including a pre-employment background check and providing proof of your eligibility to work in the United States.
We are pleased to offer you this opportunity and look forward to our long and mutually rewarding relationship.

The Hillman Group, Inc.

By: /s/ Gregory J. Gluchowski, Jr.
Gregory J. Gluchowski, Jr.
President and CEO

/s/ Jon Michael Adinolfi
Jon Michael Adinolfi